UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2008

GERBER SCIENTIFIC, INC. (Exact name of registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut		06074
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 860-644-1551

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (c) On March 20, 2008, the Board of Directors of Gerber Scientific, Inc. (the "Company") appointed Michael R. Elia as its Executive Vice President and Chief Financial Officer, effective April 15, 2008. Under the terms of his employment arrangement with the Company, Mr. Elia will receive a base salary payable at an annual rate of $350,000. Under his employment arrangement, on the first day of his employment Mr. Elia will be granted (i) stock options to purchase 100,000 shares of the Company's common stock; and (ii) 20,000 shares of the Company's restricted stock at a price equal to the closing price of such stock on the New York Stock Exchange on the date of the grant. These stock options and this restricted stock will vest on the second anniversary from the date of grant. Mr. Elia will also receive a bonus of $100,000, $50,000 within fifteen days from his date of hire; and $50,000 upon his relocation from Ohio to Connecticut. He will also be entitled to receive a guaranteed minimum bonus payment of $50,000 for fiscal year 2009. Mr. Elia will be eligible to participate in the Company's Executive Annual Incentive Bonus Plan at a bonus target rate of 60 percent of his annual base salary and to participate in the Company's other compensation and benefits programs that are available to senior executives generally.

Under the terms of his employment arrangement, the Company has also approved a change in control agreement between Mr. Elia and the Company under which he will be entitled to receive, upon a "change in control" (as defined in the agreement), a lump sum payment equal to a multiple of two and one-half years of his annual salary and target bonus; continuation of health and life insurance and other employee welfare benefits provided by the Company; and immediate vesting of stock options and restricted stock. Mr. Elia will also be eligible for payments set forth in the Company's executive severance policy, which will entitle him to receive, if the Company terminates his employment without "cause" (as defined in the agreement), a pro rata portion of the bonus he would have received under the bonus plan if he had continued to be employed through the end of the fiscal year; his base salary for his designated severance period; and for his designated severance period and subject to any applicable employee contributions, health insurance coverage under the health insurance plan provided to him prior to his termination. Mr. Elia's designated severance period is 12 months.

Mr. Elia, 49, has served as Chief Financial Officer of Risk Management Solutions, Inc., which owns The Frank Gates Companies/Attenta, a specialty service provider for the insured and alternative risk marketplace, and a wholly owned subsidiary of privately held Risk Management Solutions, Inc., from January, 2008 through commencement of his service with the Company. From January, 2004 to December, 2007, he served as Senior Vice President and Chief Financial Officer of FastenTech, Inc., a global metal products manufacturer, which was acquired by Doncasters plc, a UK industrial component manufacturer, in May, 2007. He managed his own financial and marketing services consulting company from May, 2003 to December, 2004. Previously, from August, 1998 to April, 2003, he served as Senior Vice President and Chief

Financial Officer, after having held the positions of Vice President and Corporate Controller, at Insilco Holding Company, a diversified manufacturer of electronic and telecommunications components.

A copy of the Company's news release announcing Mr. Elia's appointment is attached as exhibit 99.1 to this report.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following is furnished as an Exhibit to this report:

Exhibit No.     Description of Exhibit

     99.1            Press release, dated March 24, 2008, issued by Gerber Scientific, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	March 25, 2008	By:	/s/ WILLIAM V. GRICKIS, JR.
William V. Grickis, Jr. Senior Vice President, General Counsel, and Secretary (On behalf of the Registrant)